Exhibit 99.1

August 21, 2006 Press Release

Timberline Exercises Option on East Camp Douglas Gold Project

COEUR D'ALENE, Idaho, Aug 21, 2006 (PRIMEZONE via COMTEX) – Timberline Resources Corporation (OTCBB: TBLC) announced today that it has exercised its option on the East Camp Douglas ("ECD") project, located along the prolific Walker Lane Mineral Belt in south-central Nevada.

Paul Dircksen, Timberline's V.P. of Exploration, stated, "We have mobilized a field crew to ECD to conduct geochemical sampling along with detailed surface and geological mapping, focused on alteration and structural interpretation. We are also digitizing and reviewing available historical data from previous operators to assist in prioritizing exploration targets, which we plan to drill by mid-2007. The ECD Project has district-scale potential with significant gold intercepts and thereby meets Timberline's corporate strategy of identifying and exploring projects capable of hosting a multi-million ounce precious metal deposit."

The ECD property is comprised of 87 unpatented mining claims, totaling more than 1,700 acres and represents a high priority epithermal gold-silver exploration project. Drilling by previous operators included intercepts of 60 feet of 0.47 ounces per ton (oz/t) gold and 10 feet of 0.19 oz/t gold, with select rock chip samples grading up to 4.9 oz/t gold. Two separate areas of low-sulphidation quartz-adularia and high-sulphidation quartz-alunite alteration and mineralization have been partially explored on the property.

As announced on June 30, the ECD agreement calls for Timberline to render annual advance royalty payments of $15,000 escalating to a cap of $75,000 and annual work expenditure obligations of $50,000, escalating to a cap of $100,000. Upon completion of a positive feasibility study or a production decision, Timberline may purchase the property for $10,000 subject to a three percent Net Smelter Returns (NSR) royalty, of which one percent may be purchased for $2 million.

This press release has been reviewed and approved by Paul Dircksen, a Qualified Person as defined by NI 43-101.

Timberline Resources Corporation is a unique, growth-oriented company that combines positive cash flow from its ownership of Kettle Drilling, Inc. with the "blue sky" upside of its experienced mineral exploration team. Timberline is a fully reporting company with fewer than 20 million shares outstanding. Its common stock is quoted on the OTC Market under the symbol "TBLC."

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on beliefs of management as well as assumptions made by and information currently available to management. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from expected results.

This news release was distributed by PrimeZone, www.primezone.com

SOURCE: Timberline Resources Corporation

By Staff

CONTACT: Timberline Resources Corporation

         John Swallow, Chairman and CEO

         (208) 664-4859

         www.timberline-resources.com